FOR IMMEDIATE RELEASE
Wednesday, July 31, 2024

Titan International, Inc. Reports Second Quarter Financial Performance

Delivers Strong Results Despite Challenging Industry Conditions, with Free Cash Flow of $53 million; Adjusted EBITDA of $49 Million; and Adjusted EPS of $0.10

Solid Balance Sheet Combined with Operational Diversity From Carlstar Acquisition Expected to
Continue Yielding Positive Results

WEST CHICAGO, ILLINOIS, July 31, 2024 - Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported financial results for the second quarter ended June 30, 2024.

Paul Reitz, President and Chief Executive Officer, stated, “The work we have done to optimize our operations, build a strong team, reduce our debt and diversify our company, culminating with the acquisition of Carlstar in February, has enabled Titan to deliver solid financial results while our industry is working its way through a cyclical trough. Despite this, we are very pleased to report adjusted EBITDA of $49 million and free cash flow of $53 million. While sales of new equipment by leading OEMs in both Ag and Construction have slowed, our expanded ability to provide aftermarket products as the premier one-stop shop with the acquisition of Carlstar is an important addition as farmers, power sports enthusiasts, homeowners, and others continue to delay new equipment purchases, thus driving a need for replacement tires.”

Mr. Reitz continued, “Our results over the past few years speak for themselves. An integral piece of that success is our Low-Side Wall (“LSW”) wheel/tire assemblies that were developed back in 1997 when my old boss had the crazy idea to increase the outside diameter of the wheel and reduce the inside diameter of the tire on farm tire/wheel assemblies. He worked hard to get the OEMs to bite on that concept, but didn’t get any takers. Now that LSW design is on nearly every pickup truck and SUV around the world. When I became CEO in 2017, LSW was still seen by some inside Titan as concept that was not meant for Ag equipment. We have since proven to not just ourselves, but throughout the farming community the real benefits of LSW, especially its ability to make them more money by saving fuel and improving yields while tackling the most difficult conditions and enjoying a more comfortable ride in the field and on the road. We have proven this with thousands of farmers and have seen our LSW sales significantly grow since 2017. We believe that growth is nowhere near its pinnacle.”

Mr. Reitz added, “In August, I was invited to visit a couple large farmers in central Canada that recently started using Titan’s 1400 LSWs and are ecstatic with the fuel efficiency and overall performance of their LSWs. These farmers have a lot of influence among their peers, and we expect the leading OEMs will be listening closely to hear what they are saying about LSWs. This opportunity in Canada is an example of how Titan sees a continuing growth path ahead for LSWs to increase market penetration there and in Brazil while continuing to also grow our base in the US. Farmers are seeing the benefits of LSW just as the rest of us have all seen the benefits in our trucks and SUVs, so it’s easy to see how nearly all Agriculture and Construction equipment could perform better with LSWs. Our team has developed a deep connection with farmers which has led to dealers developing a strong aftermarket channel to get LSWs to end-users in order to make their equipment perform better. That aftermarket demand created the pull to where we now have OEMs offering LSWs across their equipment portfolio. A 6% savings on fuel costs along with superior performance in the field and lower maintenance costs gets peoples’ attention. Today we estimate that approximately 80% of tractors run a dual tire configuration that could benefit by converting to LSWs. Looking towards the future, we have a deep drop rim that will only make LSWs perform better and further

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excites our team. We’re also excited about other, non-farm opportunities, such as the military. I just met a retired military general that handled procurement and he was ecstatic about working with us to get LSWs introduced to the military branches. The government is a substantial buyer of trucks and we are going to chase that volume with LSWs. If it works in the heartland, it will work on the front lines.”

Mr. Reitz continued, “Interest rates continue to weigh on the industries we serve. High horsepower agricultural equipment represents a significant purchase for farmers and thus they are highly attuned to the associated financing costs. With the possibility of interest rate cuts on the horizon, farmers are choosing to defer major purchases. Similarly, interest rates impact the cost of working capital for both OEMs and Aftermarket dealers who are being extremely cautious about the levels of inventory they are carrying in their factories and on their lots. We believe that the headwinds we are presently facing are transitory. Equipment currently in the field continues to be used and will ultimately need to be replaced. Additionally, as Ag OEMs continue to introduce new technologies into their products, the ROI that new equipment can produce, including the latest tire technology, will begin to outweigh the financing costs and help drive long term demand. Turning to our EMC segment, sales there held up relatively well. From a volume perspective, ITM, our steel undercarriage business saw an increase year over year in the quarter, while total sales in the segment were down, with lower prices driven by steel costs and softness on construction wheels and tires in the US. Resource industries like mining continue to be active as our technologically dependent society demands an ever-increasing supply of rare earth elements and we expect that to underpin solid demand over the mid to long term.”

Mr. Reitz concluded, “Identifying the cyclical bottom for our industries in advance is virtually impossible to do with any precision. Even so, as we continue to work through the current trough, we are confident that the long term, structural demand drivers for the industries we serve are very much intact. Our team also has extensive experience navigating through these cycles and we are confident in our strategy. Recognition of the cyclicality of our business was one of the reasons we worked hard to de-lever when buoyant market conditions afforded us the opportunity to do so the last few years. As a result, we entered this down part of the cycle with the ability to continue generating free cash flow, which, when compared to the first quarter of 2024, allowed us to reduce our net debt by $43 million, increase our cash position by more than $20 million, and deliver value to our shareholders through additional share repurchases. As conditions improve, which they unquestionably will, we expect to be well positioned to drive organic revenue growth with accelerating profitability.”

Third Quarter 2024 Outlook

The Company is introducing financial guidance for Q3 2024 as follows:
•Revenues of $450 million to $500 million
•Adjusted EBITDA of $25 million to $30 million
•Free cash flow of $20 to $30 million
•Capital expenditures of $10 to $15 million

David Martin, Chief Financial Officer, added, “As Paul noted, Titan is in a strong financial position which enables the Company to navigate the current industry conditions and put us in position to expand sales and accelerate our profitability when conditions improve, as they ultimately will. Our integration of Carlstar continues to go well. Our pursuit of acquisition-related synergies have placed us well along the path to achieve our target bottom-line benefit of $5 million to $6 million this year and $25 million to $30 million long term.”

Mr. Martin continued, “Our solid cash flow during the second quarter allowed us to continue reducing our net debt from $370 million at the end of the first quarter to $326 million on June 30th. Our resulting net leverage at the end of the second quarter was 1.8x, compared to 2.0x as of March 31st. During the second quarter we focused on identifying and implementing enterprise-wide cost control initiatives, including workforce realignment, along with reducing working capital, most notably inventory. Our flexible balance sheet also allowed us to continue our share repurchase program as we bought 775,000 shares during the second quarter. As of June 30th, we had approximately $9.6 million remaining under the Board authorized $50 million share repurchase program.”

Mr. Martin concluded, “Our adjusted net income applicable to shareholders of $7.1 million, and adjusted EPS of $0.10 for the quarter were negatively impacted by higher than normal tax expense of $15.5 million for the quarter. With the lower profitability in our United States operations in 2024, we are now faced with additional non-

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deductible interest expense. Additionally, there are temporary negative impacts of the tax structure of Carlstar which we will be actively managing. It is worth noting that cash taxes incurred in the second quarter were significantly lower, at $6.3 million”

Results of Operations

Net sales for the three months ended June 30, 2024 were $532.2 million, compared to $481.2 million in the comparable period of 2023. This growth was primarily driven by higher volumes in the consumer segment, bolstered by the net sales contribution from the Carlstar acquisition completed on February 29, 2024. The sales increase was partially offset by reduced sales in the agricultural and earthmoving/construction segments, stemming from reduced global end customer demand. Furthermore, the net sales increase was impacted by negative price effects and an unfavorable currency translation impact of 3.7%.

Gross profit for the three months ended June 30, 2024 was $80.4 million, or 15.1% of net sales, compared to $85.9 million, or 17.9% of net sales, for the three months ended June 30, 2023. The changes in gross profit and margin were attributed to negative price/mix, reduced fixed cost leverage, higher material costs and inventory revaluation step-up of $7.3 million associated with the Carlstar purchase price allocation. Excluding the inventory revaluation step-up, adjusted gross margin for the three months ended June 30, 2024 would have been 16.5% of net sales.

Selling, general and administrative expenses (SG&A) for the three months ended June 30, 2024 were $51.6 million, or 9.7% of net sales, compared to $34.9 million, or 7.2% of net sales, for the three months ended June 30, 2023. This change was attributed to the ongoing SG&A associated with the Carlstar operations.

Income from operations for the three months ended June 30, 2024 was $22.3 million, compared to income from operations of $45.9 million for the three months ended June 30, 2023. The change was primarily due to lower gross profit and the net result of the items previously discussed.

The Company recorded income tax expense of $15.5 million and $9.4 million for the three months ended June 30, 2024 and 2023, respectively. The Company's effective income tax rate was 81.9% and 22.8% for the three months ended June 30, 2024 and 2023, respectively. The income tax expense and rate was negatively impacted by non-deductible interest expense in the United States due to the decrease in pretax income in the United States and foreign branch income related to the Carlstar acquisition. Additionally, the rate was impacted by the results of foreign income tax rate differential on the mix of earnings, non-deductible royalty expenses in certain jurisdictions, and certain foreign inclusion items on the domestic provision.

Segment Information

Agricultural Segment

(Amounts in thousands, except percentages)	Three months ended			Six months ended
	June 30,			June 30,
	2024	2023	% Decrease	2024	2023	% Decrease
Net sales	$216,330	$269,148	(19.6)%	$456,003	$575,006	(20.7)%
Gross profit	32,303	48,736	(33.7)%	72,922	97,986	(25.6)%
Profit margin	14.9%	18.1%	(17.7)%	16.0%	17.0%	(5.9)%
Income from operations	15,772	32,119	(50.9)%	39,782	64,688	(38.5)%

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Net sales in the agricultural segment were $216.3 million for the three months ended June 30, 2024, as compared to $269.1 million for the comparable period in 2023. The net sales change was primarily attributed to significantly reduced global demand for agricultural equipment, most notably in North America and Brazil. Additionally, an unfavorable impact of foreign currency translation of 5.3% contributed to the change in net sales.

Gross profit in the agricultural segment was $32.3 million for the three months ended June 30, 2024, as compared to $48.7 million in the comparable period in 2023.  The change in gross profit was attributed to the lower sales volume, reduced fixed cost leverage, negative price/mix and higher material costs and inventory revaluation step-up associated with the Carlstar purchase price allocation. Excluding the impact of the Carlstar purchase price allocation, adjusted gross margins in the Agriculture segment were 15.5% and 16.4% for the three and six months ended June 30, 2024, respectively.

Earthmoving/Construction Segment

(Amounts in thousands, except percentages)	Three months ended			Six months ended
	June 30,			June 30,
	2024	2023	% Decrease	2024	2023	% Decrease
Net sales	$165,564	$174,683	(5.2)%	$330,772	$373,607	(11.5)%
Gross profit	21,299	29,102	(26.8)%	44,276	66,326	(33.2)%
Profit margin	12.9%	16.7%	(22.8)%	13.4%	17.8%	(24.7)%
Income from operations	7,047	14,522	(51.5)%	15,881	38,060	(58.3)%

The Company's earthmoving/construction segment net sales were $165.6 million for the three months ended June 30, 2024, as compared to $174.7 million in the comparable period in 2023. Sales volume was higher during the period driven by increased sales in the undercarriage business and the positive contribution from the Carlstar acquisition. However, this increase was more than offset by the impact of contractual price givebacks resulting from lower raw material costs, particularly lower steel prices in Europe, as well as an unfavorable impact of foreign currency translation by 1.5%.

Gross profit in the earthmoving/construction segment was $21.3 million for the three months ended June 30, 2024, as compared to $29.1 million for the three months ended June 30, 2023. The change in gross profit was primarily attributed to lower sales volume in North America and reduced fixed cost leverage.

Consumer Segment

(Amounts in thousands, except percentages)	Three months ended			Six months ended
	June 30,			June 30,
	2024	2023	% Increase (Decrease)	2024	2023	% Increase (Decrease)
Net sales	$150,276	$37,345	302.4%	$227,604	$81,207	180.3%
Gross profit	26,840	8,057	233.1%	40,614	17,140	137.0%
Profit margin	17.9%	21.6%	(17.1)%	17.8%	21.1%	(15.6)%
Income from operations	6,449	5,865	10.0%	11,562	12,657	(8.7)%

Consumer segment net sales were $150.3 million for the three months ended June 30, 2024, as compared to $37.3 million for the three months ended June 30, 2023. This growth was primarily driven by increased sales volumes resulting from the positive impact of the Carlstar acquisition. The increase was partially offset by negative price/product mix and reduced sales volumes in the Americas region due to weaker market conditions.

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Gross profit from the consumer segment was $26.8 million for the three months ended June 30, 2024, as compared to $8.1 million for the three months ended June 30, 2023. The increase in gross profit was primarily driven by the benefits of the Carlstar acquisition. The shift in profit margin was influenced by the inventory revaluation step-up of $6.0 million associated with the Carlstar purchase price allocation and reduced fixed cost leverage resulting from lower sales volumes in the Americas. Excluding the impact of the Carlstar purchase price allocation, adjusted gross margins in the Consumer segment were 21.8% and 21.6% for the three and six months ended June 30, 2024, respectively.

Non-GAAP Financial Measures

Adjusted EBITDA was $48.8 million for the second quarter of 2024, compared to $59.0 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income to EBITDA and adjusted EBITDA can be found at the end of this release.

Adjusted net income applicable to common shareholders for the second quarter of 2024 was income of $7.1 million, equal to income of $0.10 per basic and diluted share, compared to adjusted net income of $27.1 million, equal to income of $0.43 per basic and diluted share, in the second quarter of 2023. The Company utilizes adjusted net income applicable to common shareholders, which is a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of net income applicable to common shareholders and adjusted net income applicable to common shareholders can be found at the end of this release.

Financial Condition

The Company ended the second quarter of 2024 with total cash and cash equivalents of $224.1 million, compared to $220.3 million at December 31, 2023. Long-term debt at June 30, 2024, was $535.9 million, compared to $409.2 million at December 31, 2023. Short-term debt was $14.6 million at June 30, 2024, compared to $16.9 million at December 31, 2023. Net debt (total debt less cash and cash equivalents) was $326.4 million at June 30, 2024, compared to $205.8 million at December 31, 2023.

Net cash provided by operating activities for the first six months of 2024 was $72.8 million, compared to net cash provided by operating activities of $88.9 million for the comparable prior year period. Operating cash flows decreased by $16.0 million when comparing the first six months of 2024 to the comparable period in 2023. This decline was primarily attributed to lower net income, partially offset by the positive impact of focused working capital management. Key factors contributing to this management included a $29.1 million increase in accounts payable, a $7.9 million improvement due to collections efforts on accounts receivable, and a $10.7 million improvement in inventory management. Capital expenditures were $34.2 million for the first six months of 2024, compared to $27.6 million for the comparable prior year period. Capital expenditures during the first six months of 2024 and 2023 represent scheduled equipment replacement and improvements, along with new tools, dies and molds related to new product development, as the Company seeks to enhance the Company’s manufacturing capabilities and drive productivity gains.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the second quarter financial results on Thursday, August 1, 2024, at 9:00 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed using the following link
https://events.q4inc.com/attendee/651060873 or on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 10 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

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In order to participate in the real-time teleconference, with live audio Q&A, participants should use one of the following dial in numbers:

United States Toll Free: 1 833 470 1428
All other locations: https://www.netroadshow.com/conferencing/global-numbers?confId=56511

Participants Access Code: 548553

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

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Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023

Net sales	$532,170	$481,176	$1,014,379	$1,029,820
Cost of sales	451,728	395,281	856,567	848,368
Gross profit	80,442	85,895	157,812	181,452
Selling, general and administrative expenses	51,583	34,858	91,003	69,330
Acquisition related expenses	—	—	6,196	—
Research and development expenses	4,218	3,218	7,872	6,232
Royalty expense	2,319	1,921	5,347	4,856
Income from operations	22,322	45,898	47,394	101,034
Interest expense, net	(7,187)	(5,762)	(12,679)	(12,254)
Foreign exchange gain (loss)	462	2	187	(1,758)
Other income	3,277	1,186	3,682	1,948
Income before income taxes	18,874	41,324	38,584	88,970
Provision for income taxes	15,452	9,429	25,188	23,645
Net income	3,422	31,895	13,396	65,325
Net income attributable to noncontrolling interests	1,273	1,688	2,046	3,280
Net income attributable to Titan and applicable to common shareholders	$2,149	$30,207	$11,350	$62,045

Earnings per common share:
Basic	$0.03	$0.48	$0.16	$0.99
Diluted	$0.03	$0.48	$0.16	$0.98
Average common shares and equivalents outstanding:
Basic	72,737	62,931	68,833	62,918
Diluted	73,078	63,234	69,361	63,404

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Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	June 30, 2024	December 31, 2023

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$224,100	$220,251
Accounts receivable, net	316,639	219,145
Inventories	464,650	365,156
Prepaid and other current assets	87,095	72,229
Total current assets	1,092,484	876,781
Property, plant and equipment, net	447,729	321,694
Operating lease assets	105,117	11,955
Goodwill	12,867	—
Intangible assets, net	16,510	1,431
Deferred income taxes	16,377	38,033
Other long-term assets	42,983	39,351
Total assets	$1,734,067	$1,289,245

Liabilities
Current liabilities
Short-term debt	$14,588	$16,913
Accounts payable	257,271	201,201
Operating leases	11,008	5,021
Other current liabilities	171,415	149,240
Total current liabilities	454,282	372,375
Long-term debt	535,907	409,178
Deferred income taxes	4,563	2,234
Operating leases	93,694	6,153
Other long-term liabilities	32,002	31,890
Total liabilities	1,120,448	821,830

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 78,447,035 issued and 72,174,244 outstanding at June 30, 2024; 66,525,269 issued and 60,715,855 outstanding at December 31, 2023)	—	—
Additional paid-in capital	736,720	569,065
Retained earnings	180,973	169,623
Treasury stock (at cost, 6,272,791 shares at June 30, 2024 and 5,809,414 shares at December 31, 2023)	(56,616)	(52,585)
Accumulated other comprehensive loss	(251,736)	(219,043)
Total Titan shareholders’ equity	609,341	467,060
Noncontrolling interests	4,278	355
Total equity	613,619	467,415
Total liabilities and equity	$1,734,067	$1,289,245

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Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Six months ended June 30,
Cash flows from operating activities:	2024	2023
Net income	$13,396	$65,325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,423	21,565
Deferred income tax provision	12,978	12,349
Income on indirect taxes	—	(3,096)
Gain on fixed asset and investment sale	(388)	(71)
Stock-based compensation	1,801	2,215
Issuance of stock under 401(k) plan	892	878
Proceeds from property insurance settlement	(3,537)	—
Foreign currency gain	(1,063)	(2,130)
(Increase) decrease in assets, net of acquisitions:
Accounts receivable	(8,437)	(16,322)
Inventories	34,764	24,096
Prepaid and other current assets	(3,789)	12,512
Other assets	(1,468)	1,285
Increase (decrease) in liabilities, net of acquisitions:
Accounts payable	(2,930)	(32,005)
Other current liabilities	1,773	781
Other liabilities	1,431	1,508
Net cash provided by operating activities	72,846	88,890
Cash flows from investing activities:
Capital expenditures	(34,199)	(27,567)
Business acquisition, net of cash acquired	(142,207)	—
Proceeds from property insurance settlement	3,537	—
Proceeds from sale of fixed assets	1,597	289
Net cash used for investing activities	(171,272)	(27,278)
Cash flows from financing activities:
Proceeds from borrowings	159,539	4,373
Repayments of debt	(34,095)	(21,030)
Payment of debt issuance costs	(3,115)	—
Repurchase of common stock	(7,762)	(6,390)
Other financing activities	(692)	(2,748)
Net cash provided by (used for) financing activities	113,875	(25,795)
Effect of exchange rate changes on cash	(11,600)	1,058
Net increase in cash and cash equivalents	3,849	36,875
Cash and cash equivalents, beginning of period	220,251	159,577
Cash and cash equivalents, end of period	$224,100	$196,452

Supplemental information:
Interest paid	$17,956	$15,485
Income taxes paid, net of refunds received	$11,815	$12,684
Non cash financing activity:
Issuance of common stock in connection with business acquisition	$168,693	$—

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data and percentages

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted gross profit, adjusted net income attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and net cash provided by operating activities to free cash flow, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted gross profit, adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt and net cash provided by operating activities to free cash flow, as we believe that they assist investors with analyzing our business results. In addition, management reviews these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted gross profit, adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and free cash flow should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted gross profit to gross profit, the most directly comparable GAAP financial measure, for the three and six-month periods ended June 30, 2024 and 2023 (in thousands, except percentages).

	Three months ended				Three months ended
	June 30, 2024				June 30, 2023
	Agricultural	Earthmoving/Construction	Consumer	Total	Total
Gross profit, as reported	$32,303	$21,299	$26,840	$80,442	$85,895
Gross Margin	14.9%	12.9%	17.9%	15.1%	17.9%
Adjustments:
Carlstar inventory fair value step-up	1,157	198	5,969	7,324	—
Gross profit, as adjusted	$33,460	$21,497	$32,809	$87,766	$85,895
Adjusted Gross Margin	15.5%	13.0%	21.8%	16.5%	17.9%

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	Six months ended				Six months ended
	June 30, 2024				June 30, 2023
	Agricultural	Earthmoving/Construction	Consumer	Total	Total
Gross profit, as reported	$72,922	$44,276	$40,614	$157,812	$181,452
Gross Margin	16.0%	13.4%	17.8%	15.6%	17.6%
Adjustments:
Carlstar inventory fair value step-up	1,771	292	8,637	10,700	—
Gross profit, as adjusted	$74,693	$44,568	$49,251	$168,512	$181,452
Adjusted Gross Margin	16.4%	13.5%	21.6%	16.6%	17.6%

The table below provides a reconciliation of adjusted net income attributable to Titan to net income applicable to common shareholders, the most directly comparable GAAP financial measure, for the three and six-month periods ended June 30, 2024 and 2023 (in thousands, except earnings per share).

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023

Net income attributable to Titan and applicable to common shareholders	$2,149	$30,207	$11,350	$62,045
Adjustments:
Foreign exchange (gain) loss	(462)	(2)	(187)	1,758
Carlstar transaction costs	—	—	6,196	—
Carlstar inventory fair value step-up	7,324	—	10,700	—
Gain on property insurance settlement	(1,913)	—	(1,913)	—
Income on Brazilian indirect tax credits, net	—	(3,096)	—	(3,096)
Adjusted net income attributable to Titan and applicable to common shareholders	$7,098	$27,109	$26,146	$60,707

Adjusted earnings per common share:
Basic	$0.10	$0.43	$0.38	$0.96
Diluted	$0.10	$0.43	$0.38	$0.96

Average common shares and equivalents outstanding:
Basic	72,737	62,931	68,833	62,918
Diluted	73,078	63,234	69,361	63,404

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The table below provides a reconciliation of net income to EBITDA and adjusted EBITDA, which are non-GAAP financial measures, for the three and six-month periods ended June 30, 2024 and 2023 (in thousands).

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023

Net income	$3,422	$31,895	$13,396	$65,325
Adjustments:
Provision for income taxes	15,452	9,429	25,188	23,645
Interest expense, excluding interest income	9,513	7,389	17,660	14,780
Depreciation and amortization	15,422	10,735	27,423	21,565
EBITDA	$43,809	$59,448	$83,667	$125,315
Adjustments:
Foreign exchange (gain) loss	(462)	(2)	(187)	1,758
Carlstar transaction costs	—	—	6,196	—
Carlstar inventory fair value step-up	7,324	—	10,700	—
Gain on property insurance settlement	(1,913)	—	(1,913)	—
Income on Brazilian indirect tax credits	—	(475)	—	(475)
Adjusted EBITDA	$48,758	$58,971	$98,463	$126,598

The table below sets forth, for the three and six-month periods ended June 30, 2024, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three months ended June 30,			Change due to currency translation		Three months ended June 30,
	2024	2023	% Change from 2023	$	%	Constant Currency
United States	$304,836	$212,991	43.1%	$—	—%	$304,836
Europe / CIS	128,888	151,169	(14.7)%	(3,662)	(2.4)%	132,550
Latin America	77,026	91,353	(15.7)%	(9,720)	(10.6)%	86,746
Other International	21,420	25,663	(16.5)%	(4,521)	(17.6)%	25,941
	$532,170	$481,176	10.6%	$(17,903)	(3.7)%	$550,073

	Six months ended June 30,			Change due to currency translation		Six months ended June 30,
	2024	2023	% Change from 2023	$	%	Constant Currency
United States	$563,200	$481,023	17.1%	$—	—%	$563,200
Europe / CIS	255,678	304,664	(16.1)%	(7,340)	(2.4)%	263,018
Latin America	149,506	193,874	(22.9)%	(12,188)	(6.3)%	161,694
Other International	45,995	50,259	(8.5)%	(11,113)	(22.1)%	57,108
	$1,014,379	$1,029,820	(1.5)%	$(30,641)	(3.0)%	$1,045,020

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The table below provides a reconciliation of net debt, which is a non-GAAP financial measure (in thousands):

	June 30, 2024	December 31, 2023	June 30, 2023

Long-term debt	$535,907	$409,178	$411,671
Short-term debt	14,588	16,913	18,536
Total debt	$550,495	$426,091	$430,207
Cash and cash equivalents	224,100	220,251	196,452
Net debt	$326,395	$205,840	$233,755

The table below provides a reconciliation of net cash provided by operating activities to free cash flow, which is a non-GAAP financial measure (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023

Net cash provided by operating activities	$70,841	$64,804	$72,846	$88,890
Capital expenditures	(17,592)	(15,869)	(34,199)	(27,567)
Free cash flow	$53,249	$48,935	$38,647	$61,323

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